Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

John.Hawkins@HawkinsInc.com

Kathleen P. Pepski

Chief Financial Officer

612/617-8571

Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

THIRD QUARTER, FIRST NINE MONTHS FISCAL 2009 RESULTS

•	Sales increase 59.7% for the quarter
•	Net income of $7.0 million for the quarter
•	Third quarter earnings per share of $0.68 compared to $0.15 in same period of prior year

Minneapolis, MN, February 5, 2009 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter and nine months results for fiscal 2009. Sales of $77.4 million for the quarter ended December 31, 2008 represent an increase of 59.7% over $48.5 million in sales for the same period in the prior fiscal year. Net income for the third quarter of fiscal 2009 was $7.0 million, or $0.68 per share, fully diluted, compared to net income for the same period of fiscal 2008 of $1.5 million, or $0.15 per share, fully diluted. Income from operations for the quarter was negatively impacted by a LIFO inventory charge of approximately $1.7 million (approximately $1.1 million, or $0.10 per share, after tax) resulting from increased inventory costs and, to a lesser extent, higher inventory levels. The LIFO charge was negligible in the third quarter of the prior fiscal year.

For the nine months ended December 31, 2008, Hawkins reported sales of $222.9 million and net income of $18.7 million, or $1.82 per share, fully diluted, as compared to sales of $145.2 million and net income of $7.4 million, or $0.72 per share, fully diluted, for the same period in the prior year. Income from operations for the nine months ended December 31, 2008 was negatively impacted by a LIFO inventory charge of approximately $7.0 million (approximately $4.3 million, or $0.42 per share, after tax). The LIFO charge was negligible for the nine months ended December 31, 2007.

For the quarter ended December 31, 2008, Industrial segment sales were $56.2 million, an increase of 73.9% over last year’s fiscal third quarter sales of $32.3 million. Water Treatment segment sales for the quarter ended December 31, 2008 were $19.3 million, an increase of 42.2% over last year’s fiscal third quarter sales of $13.6 million. The changes to both of these segments were driven largely by increases in selling prices related to escalating material costs along most product lines. Pharmaceutical sales decreased by $0.7 million for the quarter ended December 31, 2008 as compared to the same period in the prior year.

Gross profit margin as a percentage of sales for the quarter and nine months ended December 31, 2008 was 24.0% and 22.7%, respectively, as compared to 18.8% and 22.6%, respectively, for the same periods a year ago. The increase in gross profit and the higher margin as a percentage of sales were primarily due to the sale of lower-cost inventory on hand and, to a lesser extent, higher margins from the sale of certain high-demand and supply-constrained products. The margin rate reported in the current year was negatively impacted by the fiscal 2009 classification of certain expenses as cost of sales instead of selling, general, and administrative (SG&A) expenses and the LIFO charge noted above.

SG&A expenses increased by $0.3 million for the quarter ended December 31, 2008 and decreased by $1.4 million for the nine months ended December 31, 2008 as compared to the same periods a year ago. The increase for the quarter was due to higher employee compensation expenses including variable pay plans and additional sales staff, as well as a $0.7 million increase in bad debt expense. The fiscal 2009 classification of certain expenses as cost of sales instead of SG&A expenses partially offset other increases for the quarter and was the primary factor in the decrease in expenses reported for the nine months ended December 31, 2008. Additionally, SG&A expenses were reduced by the elimination of contractor and consulting fees in the current fiscal year that were incurred in the prior year related to the Company’s implementation of its Enterprise Resource Planning system.

Chief Executive Officer, John R. Hawkins, commented, “The increased raw material costs that we experienced in the first half of our fiscal year continued into the third quarter, driving the higher sales reported within our Industrial and Water Treatment segments this quarter. In addition, our Industrial segment gained market share as it was able to expand its sales of certain products to new and existing customers because of our ability to obtain key raw material ingredients at a time when some of our competitors could not. As we stated last quarter, we expect to retain a share of this new business as these customers have benefitted from the Company’s infrastructure and our ability to supply product during difficult market conditions.” Hawkins continued, “We also benefitted in the quarter from selling lower cost inventory that we had on hand as a result of our strategic investments made in storage capacity over the last several years. However, the raw material supply constraints experienced in the last six months have started to ease and we are seeing commodity prices level off or, in some cases, begin to decline with the slowing economy. We also saw lower demand in the agricultural sector this quarter, particularly as compared to the unusually high volumes we had seen over the last several quarters. With the changes in commodity pricing and demand that we see today, we expect our business and the gross profit realized to return to levels more in line with historic results over the next few months. We will continue to focus on creating value for our customers through superb service and support and delivering quality products, striving always to be the chemical supplier of choice. We remain confident in our business model and are investing to grow our business as we are adding capacity with the new facility in Centralia, Illinois for the Company’s lactate and food ingredients products; we are building out additional leased space to better serve the bulk pharmaceutical market; and we expect to invest in new branches to expand the geographic coverage for the Water Treatment Group.”

Hawkins, Inc. provides a full range of bulk industrial products complemented with the technical expertise and innovation to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates 18 facilities in Iowa, Illinois, Kansas, Minnesota, Missouri, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, the inability of our suppliers to provide us with key raw materials at contracted prices and delivery dates, cyclical downturns in our customers’ industries, competition from other chemical companies, seasonality and weather conditions that may affect customer demand and river and rail transportation, the hazards of chemical manufacturing, natural disasters, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Sales	$77,396,576	$48,471,758	$222,910,325	$145,238,339

Cost of sales	58,846,387	39,335,817	172,321,581	112,396,348

Gross margin	18,550,189	9,135,941	50,588,744	32,841,991

Selling, general and administrative expenses	7,273,971	6,958,489	20,515,565	21,952,418

Income from operations	11,276,218	2,177,452	30,073,179	10,889,573

Investment income	81,314	257,468	337,822	872,036

Income before income taxes	11,357,532	2,434,920	30,411,001	11,761,609

Provision for income taxes	4,384,500	927,967	11,739,000	4,382,167

Net income	$6,973,032	$1,506,953	$18,672,001	$7,379,442

Weighted average number of shares outstanding – basic	10,246,458	10,216,632	10,243,174	10,204,609

Weighted average number of shares outstanding – diluted	10,250,774	10,217,997	10,256,540	10,205,075

Earnings per share – basic and diluted	$0.68	$0.15	$1.82	$0.72

Cash dividends declared per common share	—	—	$0.26	$0.24

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